(Triangle Bank Logo)
News Release

                                                  For more information, contact:
             Debra L. Lee, Chief Financial Officer at (919) - 881-0455, ext. 154 or, H. Leigh Ballance, Executive Vice President at (919) - 881-0455, ext. 155


FOR IMMEDIATE RELEASE:                                              MAY 21, 1997

              TRIANGLE BANK ANNOUNCES PURCHASE OF TEN OFFICES FROM

                 UNITED CAROLINA BANK AND BRANCH BANKING & TRUST

         Raleigh, NC . . . Triangle Bank ("Triangle") has signed a Purchase and Assumption Agreement, subject to regulatory approval, to acquire all of the deposits and loans of ten offices of United Carolina Bank ("UCB") and Branch Banking & Trust Company ("BB&T") announced Michael S. Patterson, chairman and CEO of Triangle. The offices are located in the eastern and south central North Carolina communities of Fairmont, Fremont, Goldsboro, Hamlet, Lumberton, Plymouth, Roper, Sanford and Wallace. The purchase of these offices is expected to be complete in mid-August, following certain approvals and other conditions of closing.

         The agreement calls for Triangle to assume approximately $215 million in core deposits and purchase approximately $71 million in loans. This acquisition will represent a move, primarily, into new markets for Triangle, which currently operates 46 offices in central and eastern North Carolina.

         "These new offices fit well with our current branch network," said Patterson.

                                     -more-

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"With convenient offices throughout eastern North Carolina, we are well-positioned to serve the needs of these customers. We look forward to establishing relationships with them and to providing to them the same high level of personal service they have received from UCB and BB&T."

         On April 26, 1997, Triangle Bancorp, the bank holding company for Triangle, announced the execution of a definitive agreement to acquire Bank of Mecklenburg (Mecklenburg), which currently operates 3 offices in the Charlotte market. As of March 31, 1997, Mecklenburg had assets of $274 million. These two acquisitions reflect the continued strategic growth plans of Triangle Bancorp.

         As of March 31, 1997, Triangle Bancorp, which trades on the NASDAQ National Over-the-Counter Market under the symbol TRBC, reported total assets of more than $1.0 billion. Following the Bank of Mecklenburg and UCB/BB&T transactions, Triangle Bancorp will have total assets of approximately $1.5 billion.

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